Exhibit 8.2

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY
December 23, 2024

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Capital One Financial Corporation, a Delaware corporation (“Capital One”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed mergers by and among Capital One, Discover Financial Services, a Delaware corporation, and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Capital One.

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the mergers to U.S. holders of Discover common stock and Discover preferred stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Sullivan & Cromwell LLP